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Mark Deep	Peter Cauley	Swati Patel
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DataMirror Corporation	DataMirror Corporation	DataMirror Corporation
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DataMirror and Apex Computers Partner to Bring
Real-Time, Secure Data Integration to UK Organizations

Apex Joins DataMirror’s New DataWorld Partner Program

MARKHAM, CANADA – (November 29, 2004) – DataMirror® (Nasdaq: DMCX; TSX: DMC), a leading provider of real-time, secure data integration solutions, today announced a strategic partnership with UK-based Apex Computers International. Through this partnership, Apex Computers will deliver DataMirror’s real-time data integration and protection solutions throughout the UK, enabling organizations to lower operating costs, improve business efficiency, and increase revenues.

Apex Computers, a Gold member of DataMirror’s DataWorld Partner Program, will resell DataMirror Transformation Server® and DataMirror iCluster® products. Transformation Server is central to DataMirror’s new Integration Suite 2005 and offers a multi-platform data integration solution that allows organizations to gather information from multiple sources and channel it into enterprise systems in real time, improving information integrity and reliability.

DataMirror iCluster is an integrated high availability solution for IBM iSeries environments that detects primary system failure and invokes operational switching to ensure rapid recovery and business continuity. With iCluster, organizations can reduce downtime costs, increase operational efficiencies, and improve customer service levels.

“Information is critical to each and every business and managing the diverse information embedded within new and legacy systems is a challenge many companies face,” says Garry Cleaver, sales & marketing director, Apex Computers International. “With DataMirror solutions, we are able to help customers implement real-time data integration and protection solutions that fully harness their information systems so they can make business decisions that are based on accurate information. Organizations can also empower their own customers, partners, and employees to make well-informed decisions by providing them with appropriate information in a timely manner.”

“Companies recognize the need for continuous, real-time information in today’s competitive business environment but lack the solutions to reliably achieve it,” says Rean Pretorius, senior vice president, Global Channel and Alliances, DataMirror. “By partnering with experts like Apex and DataMirror, customers throughout the UK can now better detect, translate, and communicate information changes to all of the diverse systems that run their business, improving the integrity, reliability, and accountability of their information systems.”

About Apex Computers International

Apex Computers is a leading IBM Premier Business Partner that provides IT directors and CIOs with the tools they need to prove the business case for technology and deliver true business value. Apex believes that the customer is the most important part of its business and all staff operate with the following clear business principles:

•  Ethics and Integrity Beyond Question
•  Quality Delivery Beyond Expectations
•  Independent, Creative, and Innovative
•  Flexible and Responsive to Customer Needs
•  Accountability and Dependability

Apex passionately believes in the provision of mutual benefits in business. Apex’s philosophy is not merely a corporate vision or a mission statement—it is a promise they aim to keep. Apex has been working with businesses all over the UK to achieve this since 1998. The company’s strategy is based on delivering optimized infrastructure solutions that demonstrate tangible business benefit. For more information, visit www.apexcomp.co.uk or send an e-mail to sales@apexcomp.co.uk.

About DataMirror

DataMirror (Nasdaq: DMCX; TSX: DMC), a leading provider of live, secure data integration software solutions, gives companies the power to manage and monitor their corporate data in real time. DataMirror’s comprehensive family of software solutions helps customers easily and cost-effectively capture, transform, and flow data throughout the enterprise. DataMirror provides the live, secure data access, integration, and protection companies require today across all computers in their business.

Over 1,900 companies have transformed their business models and created competitive advantage with DataMirror software, including Debenhams, FedEx Ground, First American Bank, OshKosh B’Gosh, Priority Health, Tiffany & Co., and Union Pacific Railroad. DataMirror has offices around the globe. For more information, visit www.datamirror.com.

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“Safe Harbour” Statement under the United States Private Securities Litigation Reform Act of 1995:

Forward-looking statements in this press release, including statements regarding DataMirror Corporation’s business which are not historical facts, are made pursuant to the “safe harbour” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements of plans, objectives, strategies and expectations. The words “anticipate”, “believe”, “estimate” and “expect” and similar expressions are intended to identify forward-looking statements. Numerous important factors affect DataMirror’s operating results and could cause DataMirror’s actual results to differ materially from the results indicated by this press release or by any forward-looking statements made by, or on behalf of, DataMirror, and there can be no assurance that future results will meet expectations, estimates or projections. These factors include, but are not limited to, the following: the difficulty of developing, marketing and selling new products successfully; variability of quarterly operating results; dependence upon the continued growth and success of DataMirror’s software products; competition; rapid technological change and new product introductions; dependence upon continued growth in the database and enterprise data integration markets; dependence upon relationships with complementary vendors and distribution channels; the ability to recruit and retain key personnel; risks of international operations, including currency exchange rate fluctuations and global economic conditions; possible software errors or defects; possible infringement claims by third parties; and other factors discussed in DataMirror’s Annual Information Form and other periodic filings with the United States Securities and Exchange Commission and other regulatory authorities. Should one or more of these risks or uncertainties materialize, or should assumptions underlying the forward-looking statements prove incorrect, actual results may vary materially from those indicated in any forward-looking statements. DataMirror disclaims and does not assume any obligation to update these forward-looking statements.

Copyright 2004 DataMirror Corporation. DataMirror and the DataMirror family of related marks are registered trademarks of DataMirror Corporation. DataMirror and the DataMirror logo are registered in the U.S. Patent and Trademark office, the Canadian Intellectual Property Office, and may be pending or registered in other countries. All other products and services mentioned are trademarks of their respective companies.